FOR IMMEDIATE RELEASE

COMMUNITY WEST BANCSHARES ANNOUNCES RETIREMENT OF
BOARD MEMBER TOM L. DOBYNS

FRESNO, CALIFORNIA – February 20, 2026 – The Board of Directors (“Board”) of Community West Bancshares (“Company”) (NASDAQ: CWBC), the parent company of Community West Bank (“Bank”), announced today that Tom L. Dobyns has elected to retire from the Boards of Directors of the Company and the Bank, effective March 31, 2026.

Mr. Dobyns joined the Community West Bancshares and Community West Bank Boards of Directors on April 1, 2024, following the completion of the Company’s transformative merger. He previously served as a director of the acquired institution beginning in 2017. Known for his practical leadership style and disciplined approach to governance, Mr. Dobyns brought a seasoned executive perspective that strengthened Board dialogue during a period of growth and transition.

Mr. Dobyns has been an active and engaged member of the Bank’s Audit, Risk Oversight, and Retirement Committees, serving as Chair of the Retirement Committee. With more than four decades of executive and banking leadership, he consistently applied a long-term, risk-aware perspective to Board oversight and committee work. His regional insight and commitment to community banking strengthened the Board’s work.

“Tom has brought decades of executive leadership, sound judgment, and a deep understanding of what it takes to build and sustain a strong community bank to our Board,” said Daniel J. Doyle, Chairman of the Board. “His insights, collaborative approach, and commitment to thoughtful governance have strengthened our Board during an important period of growth for our Company. We are grateful for his service and leadership and wish him continued success in the next chapter.”

Mr. Dobyns served as the Chief Executive Officer of Mission Community Bank and President and Chief Executive Officer of American Security Bank. He is the founder of Enthusiology, a managerial and leadership consulting firm specializing in strategic planning, executive coaching, and energizing the sales process for banks, credit unions, and nonprofit organizations. Mr. Dobyns serves as the Chairman of the Elder Board at his church and previously served as President of the Board of Directors for Court Appointed Special Advocates (CASA) of San Luis Obispo County. He is a graduate of the University of Southern California, where he earned both undergraduate and graduate degrees in Business Administration.

“Tom’s tenure is defined by his deep and steady leadership during periods of change, bringing clarity, experience, and a balanced perspective to our Board’s work,” said James J. Kim, CEO of the Company and President and CEO of the Bank. “From his decades as a bank CEO and executive to his work as a leadership coach and board member, Tom’s thoughtful perspective, strategic contributions, and ongoing support of our mission helped guide the Company through an important stage of its evolution.”

About Community West Bank and Bancshares
Community West Bancshares (“Company”) (NASDAQ: CWBC) and its wholly owned subsidiary, Community West Bank (“Bank”), are headquartered in Fresno, California. The Company was established in 1979 with the vision to help businesses and communities

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by exceeding expectations at every opportunity, and opened its first Banking Center on
January 10, 1980. Today, the Bank operates full-service Banking Centers throughout Central California and maintains a variety of departments supporting Commercial Lending, Agribusiness, SBA, Residential Construction and Mortgage, Manufactured Housing, Private Banking, and Cash Management.

Members of the Company and Bank Board of Directors are: Daniel J. Doyle (Chairman), Robert H. Bartlein (Vice Chairman), James J. Kim (CEO of the Company and President and CEO of the Bank), Martin E. Plourd (President of the Company), Andriana D. Majarian (Lead Independent Director), Suzanne M. Chadwick, Daniel N. Cunningham, Tom L. Dobyns, F.T. “Tommy” Elliott IV, Robert J. Flautt, James W. Lokey, Steven D. McDonald, Dorothea D. Silva, William S. Smittcamp, and Kirk B. Stovesand. Louis C. McMurray is Director Emeritus.

More information about Community West Bancshares and Community West Bank can be found at www.communitywestbank.com.

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MEDIA CONTACT:
Debbie Nalchajian-Cohen
559-222-1322